Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement Nos. 333-110207, 333-146108 and 33-81976 on Form S-3, and Registration Statement Nos. 333-143554 and 333-141919 on Form S-8 of our reports dated February 28, 2008, relating to the consolidated financial statements of TEPPCO Partners, L.P. and subsidiaries, and the effectiveness of TEPPCO Partners, L.P. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of TEPPCO Partners, L.P. and subsidiaries for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Houston, Texas
February 28, 2008